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                                                     EXHIBIT 10.19

PERSONAL & CONFIDENTIAL

Mr. David L. Dworkin
3880 North Mission Road
Los Angeles, CA 90031

     Re:  David L. Dworkin - Employment Agreement

Dear David:

     Carter Hawley Hale Stores, Inc. ("CHH" or the "Company") is pleased to extend to you employment upon the terms established pursuant to this letter and the attached document entitled "Carter Hawley Hale Stores, Inc. Executive Employment Agreement - General Provisions". Your signature on Page 4 of this letter and its delivery to us indicates your agreement to a relationship with our Company on terms so established.

     1. TERM. You have been acting as a consultant for CHH since February 15, 1993 and except as set forth in Section 4 below, you are entitled to no compensation in your role as a consultant. Your status as a consultant shall cease at 11:59 p.m. on March 23, 1993. The term of your employment shall be for a period commencing on March 24, 1993 and ending on March 23, 1996.

     2. COMPENSATION. (A) The annual rate of your salary shall be $1,000,000.00 which shall be paid to you during the entire term subject to the provisions of Sections 3 and 9 of the General Provisions. Said salary shall be subject to annual review by the Board of Directors of CHH, but shall never be reduced during the term.

     (B) In addition to the salary set forth above, you shall be paid a bonus in the amount of $1,375,000.00 payable on March 24, 1993 in consideration of your commencing your duties hereunder.

     (C) You shall be eligible for annual bonuses throughout the term of your employment pursuant to CHH's annual incentive plan, as in effect from time to time, as developed by you, but subject to Board approval. Said bonuses shall be payable, to the extent earned, as and when provided in said incentive plan. Notwithstanding the foregoing, your bonus for fiscal year 1993 and 1994 shall not be less than 40% and 30% of your annual salary rates, respectively.



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     3.   POSITION.  You shall be currently employed in the
position of President and Chief Executive Officer and shall have such duties as are usually associated with that position. You shall also be elected to CHH's Board of Directors.

     4. STOCK OPTIONS. You have been granted, in your role as a consultant, options to purchase 1,000,000 shares of CHH's common stock. The options shall be issued at an exercise price as provided in CHH's 1992 Stock Incentive Plan ("Option Plan"). The options shall be exercisable (vested) as follows: (a) one-third upon commencement of your employment term (March 24, 1993);
(b) two-thirds upon completion of one year of employment service; and (c) fully exercisable upon completion of two years of employment service. Notwithstanding the foregoing to the contrary, if your employment is terminated (or deemed terminated) for any reason including death, but other than "Cause", as defined in the attached General Provisions, those options which have not yet vested shall be fully exercisable for a period of ninety (90) days after such termination. All other options shall be treated as provided in the Option Plan. In the event this Agreement is terminated for Cause, you shall retain only those options which were exercisable prior to termination and those options shall be exercisable in accordance with the terms of the Option Plan except those provisions of the Option Plan which may shorten the exercise period. In the event of a "change of control", as defined below, all options shall become fully exercisable in accordance with the terms of the Plan and as set forth in this Agreement. Notwithstanding, any other definition of change of control used with respect to CHH or other employment agreements, for purposes of this agreement, a "change of control" shall be deemed to have occurred if any of the following shall occur: (i) the nominees or designees of Zell/Chilmark Fund, L.P. ("Z/C") cease to compose a majority of CHH's Board of Directors; or (ii) Z/C ceases to own at least 36% of the outstanding voting shares of CHH; or (iii) CHH's Board of Directors terminate any CHH Executive Vice President or higher officer without your consent; or (iv) a person or entity (including its affiliates) shall acquire a greater percentage of the outstanding common stock of CHH than is then under voting control of Z/C. For purposes of the foregoing, if Samuel Zell and/or David M. Schulte control voting power through their affiliates, voting trust agreements or other means, said voting power plus any shares owned or controlled by you shall be deemed to be under the voting control of Z/C.

     5. MOVING EXPENSES AND RELOCATION COSTS. You shall be reimbursed for all reasonable moving expenses and relocation costs in accordance with CHH's policy, as applicable to executive officers. Notwithstanding the foregoing, and in addition thereto,

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you shall be reimbursed for your rent on your London apartment through the July 30, 1993 term, at the rate of 500 pounds per week commencing on the date that you no longer reside in CHH provided temporary housing. CHH shall provide you suitable interim housing in California for up to six months commencing on March 24, 1993.

     All of said expenses reimbursed to you shall be grossed up, as necessary, so that the net of tax reimbursement to you equals the aggregate amount of expenses you actually and ultimately bear.

     6. PENSION AND RETIREMENT BENEFITS. In addition to all benefits you shall receive under Section 6 of the General Provisions, you shall be eligible to receive benefits under all non-qualified retirement plans offered by CHH, pursuant to their current terms or as later modified, provided that any modifications are not detrimental to the amount of benefits payable to you under said plans as their terms exist on this date. The amount of your annual benefit shall be as determined under said plans, but in no event shall the benefit be less than 45% of your base salary in your last year of service or $1,000,000, whichever is greater; provided however, one-tenth of your benefit shall vest upon the completion of each year of service rendered by you to CHH. Accordingly, your benefit shall be fully vested after ten years of service.

     7. TERMINATION EFFECTS. (A) In the event your employment pursuant to this Employment Agreement is terminated before, at, or subsequent to the expiration of the term of this Employment Agreement, as set forth in paragraph 1 above, other than for Cause or your death or your voluntary termination of employment, you shall receive a payment equal to two years salary less regular payroll withholdings within three days after the termination of your employment. All payments of salary after termination shall include payment of a pro rata portion of any bonus for which you are eligible in the year of termination only. If said bonus is not determinable at the time of termination, it shall be estimated and paid not more than ninety (90) days after the end of the then current fiscal year. Any benefits received under a Company provided disability program shall be offset against compensation owing hereunder.

          (B) A change of control, as defined above, may be deemed to be an involuntary termination at your sole option by giving written notice to CHH's Chairman of the Board of Directors not more than one hundred eighty (180) days after the event giving rise to

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the change of control occurs.  Should notice not be timely given, you shall be deemed to have waived your rights hereunder with respect to the applicable change of control event.

          (C) If your employment is terminated for Cause, your death or voluntary termination, your salary and all benefits arising out of your employment, other than as specifically set forth herein to the contrary, shall terminate.

     8. LIFE INSURANCE. The Company shall provide you life insurance during the term in the amount of the greater of: (i) two times your base salary (without regard to the standard Company limitations); or (ii) the amount the Company provides all executive officers. Further, you shall have the right to purchase life insurance in addition to that provided by the Company in an amount equal to one times your annual salary. To the extent the Company is unable to provide its portion of the required life insurance, the Company shall reimburse to you the cost of your obtaining said insurance with said reimbursement to be grossed-up so your net of tax cost is zero.

     9. INDEMNIFICATION. You shall be indemnified, and held harmless from any claims, allegations, charges, or any liability or judgments resulting therefrom, and from your cost of defense attorney's fees, resulting from or relating to your position with CHH or Z/C; except you shall not be indemnified against any judgment premised on alleged conduct by you which constitutes a fraud on CHH, or similar gross misconduct directed at CHH, unless such conduct was concurrently actually known to or participated in by other members of the CHH Board or any general partners of Z/C.

     10. ATTORNEYS FEES. CHH shall be responsible for all attorneys fees incurred by you and CHH in the course of negotiating your separation from British Home Store and this agreement. You have advised CHH that you have been represented solely by Bruce S. Sperling of Sperling, Slater & Spitz [Chicago, Illinois] and acknowledge that he has been paid in full for all of said services.

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     11.  FEBRUARY LETTER.  This Employment Agreement represents the "more complete agreement" contemplated by that certain binding letter agreement dated February 15, 1993, ("February Letter") by and among Z/C, CHH and you. Accordingly, the February Letter, as amended by those two certain amendments dated May 13, 1993, and December 10,1993, respectively, is fully superceded hereby, as its terms, as so amended, have been fully incorporated herein.

                    Sincerely,

                    CARTER HAWLEY HALE STORES, INC.



                    BY:       /s/ Samuel Zell
                    ------------------------------


Date:  Effective as of
March 24, 1993           Chairman of the Board

The undersigned hereby agrees to employment upon the terms and conditions set forth above and set forth in the attached Carter
Hawley Hale Stores, Inc. Executive Employment Agreement General
Provisions.


                                   /s/ David L. Dworkin
Date:  Effective as of       -----------------------------------
March 24, 1993                     David L. Dworkin

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     GUARANTEE OF ZELL/CHILMARK FUND, L.P. ("Zell/Chilmark)



A) Zell/Chilmark acknowledges that as of this date, Zell/Chilmark is the largest common stock shareholder of CHH and is receiving a benefit from obtaining David L. Dworkin's ("DLD") services.

B) Zell/Chilmark hereby guarantees full and prompt performance by CHH of each of CHH'S obligation's (both monetary and non-monetary) under DLD's employment agreement. Accordingly, DLD has a direct claim against Zell/Chilmark for any failure to perform under said agreement by CHH and DLD need not pursue any remedy against CHH.

C) Zell/Chilmark hereby agrees to provide DLD an opportunity to invest up to a maximum of $250,000 in Zell/Chilmark on the same basis as the general partner ("GP") of Zell/Chilmark invested. Should DLD wish to so invest in Zell/Chilmark, DLD must make such election not later than September 30, 1993, at which time DLD shall pay to the GP the amount ("Amount") DLD wishes to invest plus GP's cost of capital on the Amount from the date GP made its investment. DLD's investment in Zell/Chilmark shall be diluted by any future capital or contribution calls funded by GP. To make an election to invest in Zell/Chilmark, DLD shall send written notice to:

     David M. Schulte, Two N. Riverside Plaza, Suite 1500,
     Chicago, Illinois 60606 with copy to Sheli Z. Rosenberg,
     Two N. Riverside Plaza, Suite 600, Chicago, Illinois 60606 by overnight courier, certified mail return receipt requested, or delivery in person.

D)   For so long as DLD remains President & CEO of CHH,
Zell/Chilmark hereby covenants and agrees to cast its votes as a shareholder of CHH in favor of DLD's being a director of CHH.


                                   ZELL/CHILMARK FUND, L.P.
Date: As of
March 24, 1993                     By:  Z/C Limited Partnership

                                     By:  Z/C Partnership

                                       By:  CZ, Inc.


                                        By:  /s/ David M. Schulte
                                             -----------------------
                                             David M. Schulte

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                 CARTER HAWLEY HALE STORES, INC.

                 EXECUTIVE EMPLOYMENT AGREEMENT

                       GENERAL PROVISIONS


     These General Provisions of Carter Hawley Hale Stores, Inc. Executive Employment Agreement and the provisions of the document to which it is attached ("Employment Letter") together constitute an employment agreement ("this Employment Agreement") between Carter Hawley Hale Stores, Inc. (herein called the "Company") and David L. Dworkin (herein called the "Executive") which is effective as of the beginning of the employment term specified in Paragraph 1 of the Employment Letter. To the extent these General Provisions conflict with the terms of the Employment Letter, the terms of the Employment Letter shall govern.

                      W I T N E S S E T H:

     WHEREAS, the Company desires to employ Executive, and Executive desires to be employed by the Company, upon the terms and conditions set forth in this Employment Agreement.

     NOW, THEREFORE, in consideration of the foregoing and of the premises and conditions contained in this Employment Agreement, it is agreed as follows:

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     1.   EMPLOYMENT.  The Company hereby employs Executive and
Executive hereby accepts such employment upon the terms and conditions set forth in this Employment Agreement.

     2. TERM. The term of this Employment Agreement shall be the period specified in Paragraph 1 of the Employment Letter (unless earlier terminated under the provisions thereof or hereof).
     3. COMPENSATION. The Company shall pay Executive a salary based upon the annual rate set forth in Paragraph 2 of the Employment Letter. Such salary shall be earned monthly and shall be payable in periodic installments no less frequently than monthly in accordance with the customary practices of the Company. Amounts payable shall be reduced by any appropriate deductions and by any deferrals elected by Executive pursuant to any deferred Compensation Plan for Executives of the Company which the Company may, from time to time in its discretion, adopt.
     4. POSITION AND DUTIES. Executive shall serve in the position stated in Paragraph 3 of the Employment Letter.
     Executive shall have such duties as is usual for a president and chief executive officer of a company similar to the Company and as the Board of Directors or the By-Laws of the Company may from time to time prescribe.
     5. LIMITATIONS ON OUTSIDE ACTIVITIES. Executive shall faithfully devote substantially all of his business efforts to the

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affairs of the Company.  Nothing herein shall be construed as to prohibit Executive from involvement in philantrhophic causes or charitable organizations or industry or trade organizations.
     6. OTHER BENEFITS. Executive shall be entitled, while in the status of an employee of the Company, to the following benefits:
               (a) EXPENSES. Executive will be reimbursed in accordance with Company policies from time to time in effect for traveling, entertainment and other expenses reasonably incurred in the performance of the duties and responsibilities hereunder.
               (b) PARTICIPATION IN OTHER COMPANY BENEFITS. Executive shall be entitled to and shall receive all other benefits and conditions of employment available generally to executives of the Company pursuant to Company plans and programs, including by way of illustration, but not by way of limitation, retirement and supplemental retirement plans, hospital, surgical, medical or other group health insurance benefits, life insurance benefits, the opportunity to participate in any annual or long term incentive compensation plan, profit sharing or retirement income plan, deferred compensation plan and the Company annual vacation plan.

             Except as provided in the Employment Letter, the

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          Company reserves the right to suspend, cancel or modify
          (collectively, a "Change") any benefit plans so long as any Change is uniformly applied to all participating executives.
     7. CONFIDENTIAL INFORMATION; NONCOMPETITION. Executive acknowledges and stipulates that in the performance of duties hereunder, the Company discloses to and entrusts Executive with confidential and secret information of a proprietary nature, including, but not limited to, financial and statistical information regarding affairs of the Company, supplier and subcontractor lists, price and cost information, business plans and programs, merchandising opportunities, expansion plans, data, methods, techniques, marketing data, designs and knowhow, developed or obtained by the Company at substantial cost. Executive agrees that all of the same are, to the extent not otherwise in the public domain, the exclusive property of the Company and that Executive may possess or use such information only in the performance of duties for the Company, and Executive agrees not to directly or indirectly disclose at any time either during the term of employment by the Company or thereafter any such information, whether it be in the form of records, lists, data, drawings, reports or otherwise, which are acquired through Executive's relationship with the Company.
     8.   RESTRICTION ON SOLICITATION.

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          EMPLOYEES.  Executive agrees that during the term of
this Employment Agreement and for a period of six (6) months after the expiration or termination of this Employment Agreement, Executive shall not, directly or indirectly, solicit or encourage any persons who are then currently employed by the Company or any subsidiary, affiliate or division of the Company to become employees of any business, individual, partnership, firm, corporation or other entity then in competition with the Company or any subsidiary, affiliate or division of the Company.
     9.   TERMINATION.
               (a) In addition to a terminatiom as provided in the Employment Letter, Executive's status as an employee hereunder shall be subject to termination by the Company for just and substantial cause, but only after the Board of Directors of the Company shall have adopted a resolution specifying such cause, and after written notice specifying the cause for such action shall have been rendered to Executive. The determination of the Board of Directors shall be final and conclusive, and Executive shall have no right to a hearing or to any presentation to the Board on behalf of or by Executive. "Cause" or "just and substantial cause" shall mean:

               (i)  Refusal to perform duties assigned in
          accordance with the terms of this Employment Agreement or overt and willful disobedience of orders or directives issued to Executive by the Company's Board of

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          Directors and within the scope of Executive's duties
          to the Company; or (ii) Fraud by Executive to the substantial economic detriment of CHH; or (iii)
          Gross misconduct.

          If the Company terminates this Employment Agreement for Cause under this Section 9(a), the Company shall not be obligated to make any further payments under this Employment Agreement except amounts due at the time of such termination under Section 3 hereof.
               (b) TERMINATION OF OTHER CAPACITIES. In the event that Executive's status as an employee hereunder is terminated, or this Agreement is terminated pursuant to Subsection 9(a), Executive, concurrently with such termination, will deliver a written resignation as a director or officer of the Company, any affiliated entity and any other entity with which Executive is associated as a result of Executive's employment by the Company, such resignation to become effective as of the date of such termination.

               (c)  DUTY OF MITIGATION AND RIGHT OF OFFSET.
     Executive shall have no duty to mitigate any damages accruing hereunder by reason of any action by the Company, and the Company shall have no right of offset hereunder by reason of any such mitigation by Executive. The termination payments provided for in this Agreement are negotiated benefits.

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               (d)  RESIGNATION BY EXECUTIVE.  If Executive
voluntarily terminates his or her employment hereunder, Executive shall deliver a written resignation to the Company in accordance with Subsection 10(d), and the Company shall not be obligated to make any further payments under this Employment Agreement except amounts due at the time of termination under Section 3 hereof.
     10.  GENERAL.
               (a) ASSUMPTION AND ASSIGNABILITY OF EMPLOYMENT AGREEMENT. Rights and duties of the parties hereunder shall not be assignable by either party except that this Employment Agreement and all the rights hereunder may be assigned by the Company (subject to the change of control provisions to Exective's benefit) to any corporation or other business entity which succeeds to all or substantially all of the business of Company through merger, consolidation, corporate reorganization or by acquisition of all or substantially all of the assets of the Company and which assumes the Company's obligations under this Employment Agreement.

               (b)  INTEGRATION.  This Employment Agreement
contains the entire agreement and understanding between the Executive and the Company and supersedes all prior oral and written agreements, understandings, commitments and practices between the parties, including all prior employment agreements, whether or not fully performed by Executive before the date of this Employment

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Agreement.  No amendments to this Employment Agreement may be made except by a writing signed by both parties.
               (c)  SEVERABILITY.  If any provision of this
Employment Agreement is determined to be invalid, illegal or unenforceable by any governmental entity or agency or by a court of competent jurisdiction, the remaining provisions of this Employment Agreement shall remain in full force and effect. To the extent permitted by law, the Company and Executive waive any provision of law that renders any provision hereof prohibited or unenforceable in any respect.
               (d) SPECIFIC ENFORCEMENT. Executive is obligated under this Employment Agreement to render service of a special, unique, unusual, extraordinary and intellectual character, thereby giving this Employment Agreement peculiar value so that the loss thereof could not be reasonably or adequately compensated in damages in an action at law. Therefore, in addition to other remedies provided by law, the Company shall have the right, during the term of this Employment Agreement, to obtain equitable relief for any breach.

               Executive acknowledges that the Company will or would suffer immediate and irreparable harm if Executive breaches either Section 7 or Section 8 of the General Provisions to this

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Employment Agreement and that the Company would be entitled to injunctive and other appropriate equitable relief as a result of such breach.
               (e) REMEDIES; WAIVER. All rights and remedies existing under this Employment Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available under applicable law. No failure by any party to exercise and no delay in exercising any right under this Employment Agreement shall be deemed a waiver thereof. No delay or omission to exercise any right or remedy hereunder shall be deemed a waiver of such or any other right or remedy.
               (f) NOTICES. Any notices to the Company required or permitted hereunder shall be given in writing to the Company, either by personal services or by registered or certified mail, postage prepaid, duly addressed to the General Counsel & Secretary of the Company at its then principal place of business. Any such notice to Executive shall be given in like manner, and if mailed, shall be addressed to Executive at his home address with a copy to Bruce S. Sperling, Sperling, Slater & Spitz, 55 W. Monroe Street, Suite 3700, Chicago, IL 60603. For the purpose of determining compliance with any time limit herein, a notice shall be deemed given on the postmark date.

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               (g)  ATTORNEYS' FEES.  The prevailing party in any
     action to enforce this Employment Agreement shall be entitled to recover its reasonable attorneys' fees, costs and expenses related to such action. In the event a legal proceeding is pursued to enforce the terms of this Employment Agreement, either party hereto may elect that the dispute be resolved by binding Arbitration.
               (h) GOVERNING LAW. This Employment Agreement shall be governed by and construed in accordance with the laws of the State of California.

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